Exhibit 10.40

EXECUTION VERSION

Seller Option Deed

Dated 29-06-2015

National Bank of Abu Dhabi PJSC – Islamic Banking Division

(The Investment Agent)

in favour of

Brooge Petroleum and Gas Investment Company FZC

(The Seller)

Dentons & Co Suite 1204 Al Ghaith Tower Hamdan Street P.O. Box 47656 Abu Dhabi United Arab Emirates

Contents (i)

Seller Option Deed

Dated

By

(1)	National Bank of Abu Dhabi PJSC – Islamic Banking Division, of P. O. Box 40057, Abu Dhabi, United Arab Emirates acting in its capacity as Investment Agent for an on behalf of the Participant (the Investment Agent)

in favour of

(2)	Brooge Petroleum and Gas Investment Company FZC incorporated under the laws of Fujairah Free Zone, Fujairah, United Arab Emirates of P. O. Box 50170, Fujairah, United Arab Emirates (the Seller).

Recitals

A.	Pursuant to the terms of the Master Istisna’ Agreement, the Investment Agent (for and on behalf of the Participants) has agreed to enter into an Istisna’ Agreement in relation to the Istisna’ Development.

B.	The Investment Agent hereby provides this Seller Option Deed in favour of the Seller with respect to the Istisna’ Agreement.

It is agreed:

1	Definitions and interpretation

1.1	Definitions

1.1.1	Unless the context otherwise requires or unless otherwise defined in this Seller Option Deed, words and expressions defined in the Common Terms Agreement (whether directly or indirectly) shall have the same meaning when used in this Seller Option Deed.

1.1.2	In addition, in this Seller Option Deed:

Common Terms Agreement means the common terms agreement dated on or about the date of this Seller Option Deed between the Company and the Investment Agent.

Exercise Date means the date of the next Advance Variable Rental Payment Date.

Exercise Notice means a notice substantially in the form contained in Schedule 1 (Exercise Notice).

Forward Lease means the lease dated on or about the date of this Seller Option Deed in relation to the Istisna’ Development.

Indemnity Amount means all any actual Losses arising out of the termination of the Istisna’ Agreement through the issue of the Exercise Notice and which shall include any claim that the Seller (acting as the Lessee) may have against the Investment Agent (acting as the Lessor) under the Forward Lease (including the return of any Advance Rental Payments) on the grounds that the Commencement Date will not occur on or before the Projected Completion Date (including due to the termination of the Istisna’ Agreement) or for any other reason.

Istisna’ Agreement means the istisna’ agreement dated on or around the date of this Seller Option Deed entered into between the Seller and the Investment Agent pursuant to the Master Istisna’ Agreement.

Istisna’ Development is the development described in the Istisna’ Agreement.

Option Payment means:

(a)	the aggregate of all Istisna’ Payments that have been paid to and received by the Seller under the Istisna’ Agreement as of the Exercise Date; less

(b)	the Advance Fixed Rental Payments that the Seller (acting as the Lessee) has paid under the Forward Lease as of the Exercise Date.

Party means a party to or beneficiary of this Seller Option Deed.

1.2	Construction

The principles of construction used in the Common Terms Agreement shall apply to this Seller Option Deed to the extent they are relevant to it and, subject to any necessary changes, as they apply to the Common Terms Agreement.

1.3	Third party rights

1.3.1	Subject to Clause 1.3.2, unless expressly provided to the contrary in this Seller Option Deed a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Seller Option Deed.

1.3.2	Each Participant may, except as otherwise stated in the Transaction Documents, enforce or enjoy the benefit of any term of this Seller Option Deed which it would be able to enforce or enjoy if it were a party to this Seller Option Deed.

1.3.3	Notwithstanding any term of any Transaction Document, the Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Seller Option Deed without the consent of any person who is not a Party.

1.4	Common Terms Agreement

This Seller Option Deed and the rights and obligations of the Parties are subject to the provisions of the Common Terms Agreement. The provisions of the Common Terms Agreement that are expressed to apply to all Transaction Documents apply equally to this Seller Option Deed.

2	Exercise Notice

2.1	Issue of an Exercise Notice

In accordance with clause 15 (Early termination by the Seller before the Istisna’ Agreement exists) of the Master Istisna’ Agreement, the Seller may issue an Exercise Notice provided that the Exercise Notice is given to the Investment Agent not less than five Business Days prior to the Exercise Date (or such shorter period as the Majority Participants may agree).

2.2	Consequences of the Exercise Notice

2.2.1	On the Exercise Date the Seller must pay the Option Payment to the Investment Agent.

2.2.2	Upon receipt of the payment described above the Istisna’ Agreement and all other Transaction Documents relating to that Istisna’ Development shall terminate, other than for any provisions which are expressly stated to continue beyond termination.

3	Indemnity amount

If the Seller issues the Exercise Notice, the Seller indemnifies the Investment Agent and the Participants on demand by the Investment Agent for the Indemnity Amount. This indemnity obligation shall survive the termination of the Istisna’ Agreement or any other Transaction Document or the exercise of the Seller’s rights under this Seller Option Deed.

4	Assignment

4.1	No assignment or transfer by the Seller

The Seller may not assign any of its rights or transfer any of its rights or obligations under this Seller Option Deed.

4.2	Assignment and/or transfer by Investment Agent

The Investment Agent can assign and/or transfer any of its rights and obligations under this Seller Option Deed as part of the arrangements contemplated by clause 6.13 (Resignation of the Investment Agent) of the Investment Agency Agreement.

5	Governing law

5.1	English law

This Seller Option Deed, its interpretation and all non-contractual obligations arising out of or connected with it shall be governed by, and construed in accordance with, English law.

5.2	Interest

The Parties recognise and agree that the principle of the payment of interest is repugnant to the Shari’ah and accordingly, to the extent that any legal system would (but for the provisions of this Clause) impose (whether by contract or by statute) any obligation to pay interest, the Parties hereby irrevocably and unconditionally expressly agree to pay any amounts of interest that they receive to charity as designated by the Shari’ah Fatwa and Supervisory Board of the Investment Agent.

6	Enforcement

6.1	Jurisdiction

6.1.1	Subject to Clause 6.1.2, the Parties submit, and waive any objection, to the exclusive jurisdiction of the courts of the Dubai International Financial Centre, Emirate of Dubai, United Arab Emirates to settle any dispute arising out of or in connection with this Seller Option Deed (including a dispute relating to the existence, validity or termination of this this Seller Option Deed or any non-contractual obligation arising out of or in connection with this Seller Option Deed) (a Dispute). The Parties agree that the courts of the Dubai International Financial Centre, Emirate of Dubai, United Arab Emirates are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

6.1.2	This Clause 6.1 is for the benefit of the Finance Parties only. No Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

6.2	State Immunity

6.2.1	Each Party acknowledges and agrees, to the extent relevant, that its execution, performance and delivery of this Seller Option Deed shall constitute a private commercial transaction entered into entirely in its commercial capacity.

6.2.2	To the extent that any Party may in any jurisdiction claim for itself or its assets immunity from legal proceedings, and to the extent that in any jurisdiction there may be attributed to any Party or its assets such immunity (whether claimed or not), that Party irrevocably and unconditionally and to the full extent permitted by the laws of the Relevant Jurisdiction:

(a)	agrees not to claim such immunity;

(b)	waives any such immunity which it or its assets now has or may in future acquire; and

(c)	consents, in any legal proceedings arising out of or in connection with this Seller Option Deed, to the giving of relief by enforcement, execution (including the arrest, detention or sale of any state property) or attachment (whether before judgment, in aid of execution, or otherwise) against any of its assets.

6.2.3	In relation to any legal proceedings that may be taken in England, the foregoing waiver of immunity shall have effect under, and be construed in accordance with, the State Immunity Act 1978.

6.2.4	For the purposes of this Clause:

legal proceedings includes any service of process, suit, judgment, execution, attachment (whether before judgment, in aid of execution, or otherwise), arbitral proceedings or other dispute resolution mechanisms; and

asset includes any asset not used solely for commercial purposes.

This Seller Option Deed is executed by the Seller as a deed on the date stated at the beginning of this Seller Option Deed.

Execution Page of the Seller Option Deed

The Investment Agent

Executed as a deed by	)	/s/ Aqeel Bughio
	)	Sector Head - Corporate
duly authorised in accordance with the	)
laws of Abu Dhabi, United Arab Emirates for	)
and on behalf of National Bank of Abu	)	/s/ Omar Katri
Dhabi PJSC - Islamic Banking Division in	)	Sector Head - Commercial
the presence of:	)
)
Signature of witness	)

Name of witness:

Address of witness:

The Seller

Executed as a deed by	)
)
duly authorised in accordance with the	)
laws of Fujairah Free Zone, United Arab	)
Emirates for and on behalf of Brooge	)
Petroleum and Gas Investment Company	)
FZC in the presence of:

Signature of witness	)

Name of witness:

Address of witness: